Exhibit 99.1

Trinity Capital Inc. Declares Cash Dividend of $0.27 per Share for the Fourth Quarter of 2020

PHOENIX, December 23, 2020 /PRNewswire/ -- Trinity Capital Inc. (“Trinity” or the “Company”), a leading specialty lending company that provides debt and equipment financing to growth stage companies backed by technology banks, venture capital and private equity firms, today announced that its Board of Directors has declared a dividend of $0.27 per share with respect to the quarter ending December 31, 2020. This dividend brings the dividends declared for fiscal year 2020 to an aggregate of $1.03 per share.

The following shows the key dates of the fourth quarter 2020 dividend:

Declaration date	December 22, 2020
Record date	December 30, 2020
Payment date	January 15, 2021

The Company’s objective is to distribute four quarterly distributions in an amount that approximates 90% to 100% of its taxable quarterly income or potential annual income for a particular year in order to qualify for tax treatment as a regulated investment company under the Internal Revenue Code of 1986. In addition, during any particular year, the Company may pay additional supplemental distributions, so that the Company distributes approximately all its annual taxable income in the year it was earned, or it may spill over the excess taxable income into the coming year for future distribution payments.

Distributions are paid from taxable earnings and may include a return of capital and/or capital gains.  The specific tax characteristics of the distributions will be reported to stockholders on Form 1099-DIV after the end of the calendar year and in the Company's periodic reports filed with the Securities and Exchange Commission.

About Trinity Capital Inc.

Trinity, an internally managed specialty lending company that has elected to be regulated as a business development company under the Investment Company Act of 1940, is a leading provider of debt, including loans and equipment financing, to growth stage companies, including venture-backed companies and companies with institutional equity investors. Trinity’s investment objective is to generate current income and, to a lesser extent, capital appreciation through investments consisting primarily of term loans and equipment financings and, to a lesser extent, working capital loans, equity and equity-related investments. Trinity believes it is one of only a select group of specialty lenders that has the depth of knowledge, experience, and track record in lending to growth stage companies. For more information, please visit https://trincapinvestment.com/.

Forward-Looking Statements

This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties, including the impact of the COVID-19 pandemic on the economy, financial markets, our business, our portfolio companies and our industry. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contact

Vibhor Garg
Director, Marketing
Trinity Capital, Inc.
ir@trincapinvestment.com

1